UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):         APRIL 3, 2002


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


        MINNESOTA                      0-25121              41-1597886
(State of Incorporation)          (Commission File          (IRS Employer
                                          Number)            Identification No.)


        6105 TRENTON LANE NORTH
        MINNEAPOLIS, MINNESOTA                        55442
        (Address of principal                       (Zip Code)
               executive offices)


Registrant's telephone number, including area code: (763) 551-7000





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ITEM 9.  REGULATION FD DISCLOSURE.

     On April 3, 2002, the registrant issued a press release, as follows:


FOR IMMEDIATE RELEASE                      CONTACT:  Mark Kimball (763) 551-7070
April 3, 2002                                        Select Comfort Corporation


                           SELECT COMFORT CORPORATION
                      ANNOUNCES STRONG FIRST QUARTER SALES

         FIRST QUARTER NET SALES INCREASE BY MORE THAN 20% VERSUS 2001;
              FIRST QUARTER EARNINGS TO EXCEED EARLIER EXPECTATIONS

MINNEAPOLIS, MINN. (April 3, 2002) - Select Comfort Corporation (NASDAQ: SCSS) today announced that net sales for the first quarter ended March 30, 2002 were approximately $81 million, up more than 20% from last year's first quarter net sales of $65.5 million. This represents a significant improvement over historic trends and is above forecast. Double-digit percentage sales gains were recorded in each of the company's four distribution channels for the quarter.

The company is currently in the process of finalizing its results for the quarter, but expects to report fully diluted earnings per share in the range of $0.07 to $0.11, based on approximately 33 million fully diluted shares outstanding, compared with a loss of $0.54 in the first quarter of last year. The results for 2002 include some strategic, incremental investments in advertising made during the quarter. Full results for the quarter are scheduled for release on April 15.

"We are very encouraged by the quarter-to-quarter sales trends over the last three quarters, and very pleased to achieve our third consecutive quarter of profitability," said Bill McLaughlin, chief executive officer. The company said its rate of year-over-year sales growth for the balance of 2002 may moderate from the level achieved in the first quarter, as it begins to lap the introduction of growth programs instituted in 2001.

The second quarter has historically been the company's lowest sales quarter of the year, consistent with mattress industry trends and reduced mall traffic. Despite historic seasonal


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patterns, the company expects to benefit in the second quarter from increased national advertising.

The company further noted that it filed its Annual Report on Form 10-K for the fiscal year ended December 29, 2001 with the SEC last week, and the company received an unqualified audit opinion from its independent auditors on its annual financial statements. The company has scheduled its Annual Meeting of Shareholders for May 15, 2002, and expects to mail proxy materials to shareholders during the week of April 15.

The company plans to release full financial results for the first quarter after the close of business on April 15. Management will conduct a conference call to discuss first quarter results on Tuesday, April 16, at 10:00 a.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 12:00 p.m. Central Time on Tuesday, April 16, through 5:00 p.m. Central Time on Tuesday, April 23, 2002. To access the replay, please call 800-873-2138 from anywhere in the U. S. International callers may dial 402-220-4755. An archived replay of the conference call may also be accessed after approximately 12:30 p.m. Central Time on Tuesday, April 16, at www.selectcomfort.com.

     Founded in 1987, Select Comfort Corporation is the leader in sleep solutions technology, holding 27 U.S. issued or pending patents for its products. The company designs, manufactures and markets a line of adjustable-firmness mattresses, including the SLEEP NUMBER(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 328 retail stores located nationwide, including 22 leased departments in Bed Bath & Beyond stores; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.


     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, consumer confidence, effectiveness and efficiency of our advertising and promotional efforts, consumer acceptance of our products and sleep technology, industry competition, our dependence on significant suppliers, including United Parcel Service (UPS) for delivery of our sleep systems


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and Conseco Finance for extension of consumer credit, and the vulnerability of any such suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors, the potential dilution from the issuance of additional shares from financings completed in 2001 and our ability to maintain compliance with listing requirements of NASDAQ, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              SELECT COMFORT CORPORATION
                                              (Registrant)


Dated:  April 3, 2002                  By            /s/ Mark A. Kimball
                                         ---------------------------------------

                                       Title:        Senior Vice President
                                             -----------------------------------



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